P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE
July 2, 2013

Contacts:	Charles W. Sulerzyski	Dell Duncan
	President and CEO	President and CEO
	Peoples Bancorp Inc.	Ohio Commerce Bank
	(740) 373-3155	(216) 910-0552

PEOPLES BANCORP INC. AGREES TO ACQUIRE OHIO COMMERCE BANK, ENTER CLEVELAND MARKET
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO), holding company for Peoples Bank, National Association (“Peoples Bank”), announced that on July 1, 2013, Peoples Bank signed a definitive agreement to acquire all of the outstanding common stock of Ohio Commerce Bank ("Ohio Commerce"), which operates a single branch in the highly attractive banking market of Beachwood, Ohio.
"We are pleased to continue to grow our footprint while acquiring a well performing bank that complements our current growth strategy," said Chuck Sulerzyski, Peoples' President and CEO.  "Dell Duncan and the Ohio Commerce team have done an excellent job of building a franchise that focuses on serving the banking needs of local small businesses and entrepreneurs.  We are excited about the opportunity to provide our extensive product offering and a full spectrum of financial expertise to Ohio Commerce customers.”
Sulerzyski continued, "For the past 111 years, Peoples has earned the reputation as a leader in community banking by providing a personalized brand of banking, a broad choice of financial products and services delivered through state of the art technology.  We are large enough to provide the same products and services as the region's large banks, but with a much higher degree of personalized service.  Our goal is to be the leading provider of financial services in the region, with local decision-making and familiar faces for our customers."
Stuart Kline, Chairman of Ohio Commerce, commented, "We are excited to be affiliated with an outstanding community bank such as Peoples, and we believe this transaction will be beneficial for our customers and community.  Our customers will gain access to a greater array of products and services, including retirement plan services, investment, insurance and more commercial loan products, while continuing to see the same high level service they have come to expect.  We will also have a significantly larger lending limit, which will allow us to invest even more in our local communities."
Under the terms of the agreement, Peoples Bank has agreed to pay $13.75 in cash for each share of Ohio Commerce common stock for a total cash consideration of approximately $16.5 million. Peoples expects this acquisition to be accretive to its 2014 earnings per share.
The transaction is subject to customary closing conditions, including regulatory approvals and Ohio Commerce shareholder approval, and is anticipated to be completed in the fourth quarter of 2013.  At that time, Ohio Commerce's office will become a branch of Peoples Bank.  At March 31, 2013, Ohio Commerce had total assets of $107 million, total loans of $86 million and total deposits of $95 million.
Ohio Commerce is being advised by Boenning & Scattergood, Inc. and Vorys, Sater, Seymour and Pease LLP. Dinsmore & Shohl LLP is serving as Peoples' legal counsel.

Peoples Bancorp Inc. is a diversified financial services holding company with $1.9 billion in total assets, 49 locations and 44 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank, National Association and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.
Ohio Commerce Bank is a $107 million institution headquartered in Beachwood, Ohio, focused on serving the needs of small businesses, with state of the art services and a comprehensive array of loan products.
This communication shall not constitute an offer to sell or the solicitation of and offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Safe Harbor Statement:
Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Such risks include, but are not limited to, successful completion and integration of the transaction contemplated in this news release, adverse changes in the interest rate environment and economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' Securities and Exchange Commission filings.  Although Peoples' management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
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